Exhibit 107

Calculation of Filing Fees Tables

Form S-8

(Form Type)

Acadia Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, issuable under the Registrant’s 2010 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	6,000,000(3)	$14.43	$86,580,000.00	0.0000927	$8,025.97

Total Offering Amounts					$86,580,000.00		$8,025.97

Total Fee Offsets					—		—

Net Fee Due					$86,580,000.00		$8,025.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that may become issuable under the Registrant’s 2010 Equity Incentive Plan (as amended, the “2010 Plan”) as a result of any stock split, stock dividend, recapitalization or similar event.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1). The maximum price per share and the maximum aggregate offering price are based on the average of the $15.06 (high) and $13.80 (low) sale price of the Common Stock as reported on the The Nasdaq Global Select Market on August 2, 2022, which date is within five business days prior to the filing of this Registration Statement.

(3)

Represents additional shares of the Common Stock added to the shares reserved for issuance under the 2010 Plan pursuant to an amendment to the 2010 Plan that was approved by the Registrant’s stockholders at the 2022 Annual Meeting of the stockholders of the Registrant held on June 7, 2022.